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Genta Initiates New Drug Application for Genasense® in Patients with
Relapsed or Refractory Chronic Lymphocytic Leukemia

NDA Seeks Accelerated Approval for Genasense Plus Chemotherapy in Patients who have
Progressed on Standard Therapy

Berkeley Heights, NJ – June 30, 2005 - Genta Incorporated (Nasdaq: GNTA) today announced that the Company has initiated submission of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) seeking marketing approval of Genasense® (oblimersen sodium) Injection, its lead anticancer compound. The NDA seeks accelerated approval for the use of Genasense in combination with fludarabine plus cyclophosphamide for the treatment of patients with chronic lymphocytic leukemia (CLL) who have previously received fludarabine. Genasense has received Fast Track designation by FDA in CLL, meaning that the indication represents an unmet medical need. Fast Track designation enables the Company to submit the NDA on a “rolling” basis as specific sections are completed. Genta has submitted the initial section, and the Company anticipates that the NDA will be completed within 6 months. Genasense has also received designation as an Orphan Drug in CLL, which provides for a period of marketing exclusivity, certain tax benefits, and exemption from certain fees at the time of NDA submission. Accelerated approval will require the Company to conduct a confirmatory study, and Genta plans to discuss the design of that study with FDA.

The NDA in CLL includes a Phase 1-2 study of Genasense alone in patients with relapsed or refractory CLL, and a randomized Phase 3 clinical trial of fludarabine plus cyclophosphamide with or without Genasense in 241 patients with advanced CLL who had previously received treatment with fludarabine. The CLL data will be supported by safety data obtained in more than 1,000 patients who received Genasense in clinical trials in other indications. The primary endpoint of the Phase 3 trial was to compare the proportion of patients who achieved a complete response (CR) or a nodular partial response (nPR). Results of the Phase 3 trial, which were updated in May 2005 at the annual meeting of the American Society of Clinical Oncology, showed the following:

  The primary endpoint of the trial was met. The addition of Genasense to fludarabine plus cyclophosphamide significantly increased the proportion of patients who achieved a CR/nPR compared with patients treated with chemotherapy alone (17% vs. 7%, respectively; P = 0.025).

  As of May 2005, a greater number of patients who achieved CR/nPR had relapsed in the chemotherapy-alone group compared with patients treated with Genasense. Five of 8 patients (63%) had relapsed in the chemotherapy-only group compared with 4 of 20 patients (20%) in the Genasense group.

  The duration of CR/nPR was significantly longer for patients treated with Genasense plus chemotherapy compared with chemotherapy alone (P = 0.035). The median duration of CR/nPR was 21 months in the chemotherapy-alone group, whereas the median had not been reached in the Genasense group.

  The overall response rate (CR/nPR/PR) and time-to-progression were not significantly different between the two treatment groups. Although too early to formally compare, as of January 2005, median overall survival was 28 months for patients treated with chemotherapy, and the median had not been reached in the Genasense group.

  The incidence of Grade 3 or Grade 4 serious adverse events was higher in the Genasense group. Specific events that were significantly higher in the Genasense group included (but were not limited to) thrombocytopenia, nausea, fever, fatigue, back pain, weight loss, dehydration, and intravenous catheter complications. Serious adverse events that resulted in discontinuation of therapy were equal between the treatment arms. Treatment-emergent adverse events that led to deaths on study or within 30 days from last treatment occurred in 9 patients in the Genasense group and 5 patients in the chemotherapy alone group. Other efficacy and safety information from the trial can be accessed at: http://www.genta.com/Genta/InvestorRelation/2004/press_20041206.html

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of cancer. In addition, Genta has established a Cooperative Research and Development Agreement (CRADA) with the U.S. National Cancer Institute (NCI), which has initiated additional clinical trials. Information about the NCI-sponsored studies can be obtained at: http://www.clinicaltrials.gov/ct/search;jsessionid=50D3886BAAE768BEA0DE36526F68083B?t erm=oblimersen

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, CLL will be diagnosed in approximately 8,000 patients this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately leading to a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. For more information about CLL, visit http://www.leukemia-lymphoma.org.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated